EXHIBIT 10.96
HEALTHMARKETS, INC.
Agents’ Stock Accumulation Plan
(As Amended and Restated Effective April 5, 2006)
(“ASAP”)

Sponsoring Company	Participating Agencies

HealthMarkets, Inc.	Cornerstone America,
9151 Boulevard 26	a division of Mid-West National Life
North Richland Hills, Texas 76180	Insurance Company of Tennessee
Central Park Office Tower
2350 Airport Freeway
Suite 100
Bedford, Texas 76022

Success Driven Awards, Inc.
c/o HealthMarkets, Inc.
9151 Boulevard 26 North Richland Hills, Texas 76180
For Information Call:
Karie Graves
500 Grapevine Highway
Suite 300
Hurst, Texas 76054
(817) 255-3839
kgraves@ugaais.com
Amended and Restated: April 5, 2006

HEALTHMARKETS, INC.
Agents’ Stock Accumulation Plan (ASAP)
ARTICLE I.
DEFINITIONS
     The following capitalized terms shall have the respective meaning assigned to them below. If not otherwise defined in this plan document, capitalized terms shall have the meaning assigned to them in ACE and/or MAC.
     1.1. “ACE” means the HealthMarkets Agents’ Contribution to Equity Plan, as amended and restated as of April 5, 2006.
     1.2. “Administrator” means HealthMarkets, or any person or persons authorized by the Board of Directors of HealthMarkets (the “Board”) to administer ASAP.
     1.3. “Agent” means any independent insurance agent or independent field sales representative (“FSR”) who is a member of or contracted with a Participating Agency and who is not an employee of such Participating Agency.
     1.4. “ASAP” means this HealthMarkets Agent Stock Accumulation Plan, as amended and restated as of April 5, 2006.
     1.5. “ASAP Credit” means a credit posted to the MAC Account of an eligible ASAP Participant pursuant to the terms of ASAP. The ASAP Credit shall be in the form of Equivalent Shares equal to the number of Shares that could be purchased with an eligible ASAP Participant’s ASAP Credit Amount.
     1.6. “ASAP Credit Addendum” means the addendum filed with the Administrator by each Participating Agency, which sets forth the ASAP Credit Amount applicable to the Participating Agency’s Agents who are ASAP Participants. Such ASAP Credit Addenda are incorporated by reference into this ASAP plan document.
     1.7. “ASAP Credit Amount” means an amount equal to a predetermined percentage of an eligible Agent’s calculated advances during the period described below during which the Agent is an ASAP Participant. For a Participant who has elected not to take advances, such Participant’s ASAP Credit Amount shall be calculated by the Participating Agency as indicated on the ASAP Credit Addendum. For purposes of ASAP, the period for determining an ASAP Participant’s ASAP Credit Amount shall commence on the date the Agent initially Contracts with the Participating Agency and end on the December 31 of the first full Calendar Year thereafter, provided that the Agent is continuously contracted with the Participating Agency during such period. The percentage used to determine the ASAP Credit Amount shall be designated from time to time by each Participating Agency in an ASAP Credit Addendum. Notwithstanding the foregoing, such percentage is initially established at fifteen percent (15%); provided, however, that, for each Agent participating in ASAP during all or any portion of the one year period ending on April 5, 2007 (such period of participation, the “Founder’s Period”), such percentage shall be increased and equal to thirty percent (30%) with respect to such eligible Agent’s calculated advances paid during the Founder’s Period.

     1.8. “ASAP Participant” means an Agent who is a participant in ASAP in accordance with Section 3.1.
     1.9. “Board” shall mean the Board of directors of HealthMarkets, as constituted from time to time.
     1.10. “Calendar Year” means the twelve (12) month period commencing on January 1 and ending on December 31.
     1.11. “Contract” means “Independent Agent Commission-Only Contract and/or FSR Agreement between the Participant and a Participating Agency.”
     1.12. “Dynamic Equity Fund Plan” or “DEF Plan” means the equity program maintained by HealthMarkets for the benefit of agents contracted with Participating Agencies, which program collectively includes ASAP, ACE and MAC..
     1.13. “Equivalent Shares” means a book credit representing the number of whole Shares that would be purchased had ASAP Credits been invested in Shares on the date such credits were posted to the Participant’s MAC Account.
     1.14. “Fair Market Value” of a Share shall be determined by the Board in good faith as of the September 30 (the “Valuation Date”) immediately preceding the January 1 on which the ASAP Credit is posted to a participant’s MAC Account as provided in Section 4.1 hereof. In determining “Fair Market Value,” the Board will consider (among other factors it deems appropriate) the valuation prepared by The Blackstone Group (“Blackstone”) in the ordinary course of business for reporting to its advisory board and investors. Within not more than ten (10) business days following each Valuation Date, Blackstone will deliver to the Board its current valuation, and within not more than five (5) business days thereafter the Board shall deliver to the Sponsoring Company, the Administrator and each Participating Agency its determination of Fair Market Value of a Share as of the immediately preceding Valuation Date. Notwithstanding the foregoing, if there is a regular public trading market for such Shares, “Fair Market Value” shall mean, as of any given date, the mean between the highest and lowest reported sales prices of a Share during normal business hours on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ.
     1.15. “MAC” means the HealthMarkets Matching Agency Contribution Plan, as amended and restated as of April 5, 2006.
     1.16. “MAC Account” means the separate book account of each Participant’s MAC Equivalent Shares, as maintained by the Administrator in accordance with the terms of MAC.
     1.17. “Participating Agency” means any insurance agency, company, or other organization, which, with the consent of the Sponsoring Company, adopts ASAP.
     1.18. “Plan Year” means the Calendar Year.
     1.19. “Share” means a share of HealthMarkets’ Class A-2 common stock, $0.01 par value per share.
     1.20. “HealthMarkets” means HealthMarkets, Inc. (formerly UICI), a Delaware corporation.

ARTICLE II.
GENERAL
     2.1. History and Purpose – HealthMarkets has established the following plans for the benefit of Agents contracted with Participating Agencies that sell insurance policies and ancillary products issued by or reinsured by insurance company subsidiaries of HealthMarkets and the FSRs that enroll members in various membership associations:
A.	HealthMarkets Agents’ Stock Accumulation Plan (“ASAP”), as amended and restated as of February 1, 2000.

B.	HealthMarkets Agents’ Contribution to Equity Plan I (“ACE I”), as amended and restated as of July 1, 2004;

C.	HealthMarkets Agents’ Contribution to Equity Plan II (“ACE II”), as amended and restated as of October 1, 2004;

D.	HealthMarkets Agents’ Matching Agency Contribution Plan I (“MAC I”), as amended and restated as of July 1, 2004;

E.	HealthMarkets Agents’ Matching Agency Contribution Plan II (“MAC II”), as amended and restated as of October 1, 2004;
Collectively, ACE I and ACE II are sometimes referred to herein as the “Agent Contribution Plans;” MAC I and MAC II sometimes collectively referred to as the “Agent Matching Plans”; and ASAP, the Agent Contribution Plans and the Agent Matching Plans are sometimes collectively referred to as the “DEF Plans.” The Sponsoring Company maintains the DEF Plans to promote the mutual interests of HealthMarkets and its stockholders, on the one hand, and the agents contracted with Participating Agencies that sell insurance policies and ancillary products issued by or reinsured by insurance company subsidiaries of HealthMarkets and the FSRs that enroll members in various membership associations, on the other hand. Through the DEF Plans, the Sponsoring Company seeks to provide a continuing incentive to such agents and FSRs to sell such insurance policies and ancillary products and to enroll such members, thereby providing HealthMarkets and its stockholders with the benefit of having agents and FSRs whose performance is motivated through a closer identity of interests with HealthMarkets’ stockholders.
     2.2. Shares – As of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of September 15, 2005 (the “Merger Agreement”), among the Sponsoring Company and certain entities formed by Blackstone, DLJ Merchant Banking Partners IV, L.P. and Goldman, Sachs & Co), (a) each share of HealthMarkets common stock then owned by a Participant under any Agent Contribution Plan shall be converted into the right to receive one Share (as defined in Section 1.19 above) and shall thereafter be held under, and in accordance with and subject to the terms of, ACE; and (b) each Matching Credit then posted to a Participant’s Account under any Agent Matching Plan shall represent an equivalent book credit representing one Share (as defined in Section 1.19 above) and shall thereafter constitute a Matching Credit in accordance with and subject to the terms of MAC. The rights and obligations of the holders of each Share shall be as set forth in the Amended and Restated Certificate of Incorporation of HealthMarkets (the “Certificate of Incorporation”) to be effective as of the Effective Time (as defined in the Merger Agreement), the terms of which are specifically incorporated herein by reference thereto.

     2.3. Non-Qualified Plan – ASAP is not intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”) or an employee benefit plan under the Employee Retirement Income Security Act of 1974 (“ERISA”) and is not subject to the vesting, funding, nondiscrimination, or other requirements imposed on such plans by the Code and ERISA.
     2.4. ASAP Administration – Subject in all respects to the provisions hereof, the Sponsoring Company hereby appoints the Administrator to control and manage the operation and administration of ASAP.
     2.5. Applicable Laws – ASAP shall be construed and administered according to the internal laws of the State of Texas.
     2.6. Gender And Number – Where the context requires, words in either gender include the other gender, words in the singular include the plural, and words in the plural include the singular.
     2.7. Evidence – Evidence required of anyone under ASAP may include, but is not limited to, valid certificates, affidavits, documents, or other information considered pertinent and reliable by the Administrator.
     2.8. Action By the Sponsoring Company, Administrator or Participating Agency – Any action required or permitted to be taken by the Sponsoring Company, the Administrator or any Participating Agency under ASAP shall be taken by an officer duly authorized to take such action by the Board, the Administrator or the Participating Agency, as the case maybe. If a Participating Agency is not a corporation, any action required or permitted to be taken under ASAP shall be by the individual or individuals authorized to take such action on behalf of a Participating Agency, as identified to Administrator. The Administrator shall have no duty to investigate or confirm the validity of such identified individual’s authority to act.
ARTICLE III.
ELIGIBILITY
     3.1. Participation – Each Agent shall become an ASAP Participant on the date such Agent enters into a written Contract with the Participating Agency. Participation shall end on the earlier of the following:
(a)	the date the one-time ASAP Credit is posted to the ASAP Participant’s MAC Account in accordance with Section 4.1; or

(b)	the date the Agent’s Contract is terminated, either by the Agent or the Participating Agency.
Participation in ASAP does not give any Agent the right to be credited with the one-time ASAP Credit unless the ASAP Participant satisfies all the ASAP Credit eligibility requirements described in Section 3.2.
     3.2. Eligibility For ASAP Credit – Subject to the terms and conditions of ASAP, each ASAP Participant will become eligible for a one-time ASAP Credit after the completion of one (1) full Calendar Year following the date the ASAP Participant entered into a written Contract with the Participating Agency and during which the ASAP Participant is continuously contracted with the Participating Agency, provided such ASAP Participant elects to participate in DEF by timely completing a DEF Participant’s Election Form and such form has been received and acknowledged by the Administrator. An ASAP Participant who does not submit a properly completed DEF Participant’s Election Form (within the time period required by the Administrator) to elect to participate in DEF or does not meet eligibility requirements shall not be eligible for the ASAP Credit, but will be allowed to elect to participate in the DEF plan. An ASAP Participant shall have his or her first opportunity to elect to participate in DEF during a period established by the Administrator, which period shall commence on or about the date the ASAP Participant completes one (1) full Calendar Year following the date he or she enters into a written Contract with the Participating Agency (during which Calendar Year the ASAP Participant is continuously contracted with the Participating Agency.) An Agent shall be eligible for only one ASAP Credit.
     3.3. Participation Not Contract Of Employment – ASAP does not constitute a contract of employment, and ASAP participation does not give any ASAP Participant the right to be retained in the service of the Participating Agency or HealthMarkets either as an employee or an independent contractor, nor to any right or claim to any benefit under ASAP, unless such right or claim has specifically accrued under the terms of ASAP.
ARTICLE IV.
ASAP CREDITS
     4.1. ASAP Credit – On or about January 1 of each year, the Administrator will post on behalf of a Participating Agency a one-time ASAP Credit to the MAC Account of each ASAP Participant then eligible for the ASAP Credit in accordance with Section 3.2. Such ASAP Credit shall equal a number of Equivalent Shares determined by dividing the eligible ASAP Participant’s ASAP Credit Amount by the Fair Market Value of Shares as of the September 30 immediately preceding such January 1. The ASAP Participant’s participation in ASAP shall end on the December 31 first preceding the date the ASAP Credit is posted to his or her MAC Account.
     4.2. Treatment of ASAP Credits under MAC – ASAP Credits shall become Bonus Credits, as that term is defined in MAC for purposes of MAC plan administration. In no event shall such Bonus Credits, if forfeited under Article V of MAC, become a part of the Forfeiture Credit Pool (as such term is defined in MAC). ASAP Credits shall vest in the same manner as all MAC Credits vest under the terms of MAC. Accordingly, vesting of any ASAP Credit shall commence only when an Agent has completed at least one “year of participation” as that term is specifically defined in MAC. The period during which an Agent is an ASAP Participant shall not be counted when determining the Agent’s vested percentage in any credits made to his or her MAC Account, and participation in ASAP shall not be counted when determining an Agent’s “years of participation.”
     4.3. Statement of ASAP Credit Amount – The Administrator shall provide each ASAP Participant who has not yet completed the ASAP Credit eligibility requirements described in Section 3.2 with monthly statements reflecting the ASAP Participant’s then current potential ASAP Credit Amount based on advances made to such ASAP Participant from the date he or she first contracted with the Participating Agency to the date of the statement.

ARTICLE V.
AMENDMENT AND TERMINATION OF ASAP
     5.1. Amendment – The Sponsoring Company reserves the right to amend ASAP at any time for any reason; provided, however, that (a) no amendment shall reduce the number of Shares in a Participant’s Account and any amounts credited to his or her Account prior to such amendment, and (b) to the extent required by applicable law or regulation, any proposed amendment to the Plan will be subject to approval of the shareholders of HealthMarkets if such amendment would have the effect of (i) materially increasing the benefits accruing to Participants under the Plan, (ii) materially increasing the aggregate number of securities that may be issued under the Plan or (iii) materially modifying the requirements as to eligibility for participation in the Plan. Any Participating Agency may, with approval of the Sponsoring Company, amend the ASAP Credit Amount for such Participating Agency’s participating Agents at any time by filing an amended Credit Addendum with the Administrator. Amendments will become effective for Credits made forty-five (45) days after notice of any such amendment is distributed to Participants in accordance with procedures established by the Administrator, in its sole discretion, from time to time.
     5.2. Termination – While HealthMarkets expects and intends to continue ASAP, it reserves the right to terminate ASAP at any time. ASAP will terminate as to all ASAP Participants and all Agents on the first to occur of the following:
(a)	the date ASAP is terminated by HealthMarkets;

(b)	the date that HealthMarkets is judicially declared bankrupt or insolvent; or

(c)	the date of the dissolution, merger, consolidation, or reorganization of HealthMarkets, or the sale of all or substantially all of HealthMarkets’ assets, except that arrangements may be made whereby ASAP will be continued by any successor to HealthMarkets or any purchaser of substantially all of HealthMarkets’ assets, in which case the successor or purchaser will be substituted for HealthMarkets under ASAP.
     5.3. Withdrawal of Participating Agency – A Participating Agency may withdraw its participation in ASAP or the Sponsoring Company through the Administrator may terminate any Participating Agency’s participation in ASAP by submitting written notification of such to the other party at least thirty (30) days prior to the effective date of such withdrawal or termination of participation. In the event a Participating Agency notifies the Administrator that it ceases to adopt ASAP, or the Sponsoring Company through the Administrator withdraws its consent to the adoption of ASAP by a Participating Agency, ASAP shall terminate as to all ASAP Participants and all Agents who are members of or contracted with such Participating Agency, as of the effective date of either such notice.
     5.4. ASAP Credits on Termination – On termination of ASAP in accordance with Section 5.2 or 5.3, crediting of ASAP Credits on behalf of any ASAP Participant who has not completed his or her first full Calendar Year following the date the ASAP Participant first entered into a written Contract with the Participating Agency shall be at the sole discretion of the Sponsoring Company. Any such credit will be made as soon as administratively practical following the ASAP termination date.
     5.5. Notice of Amendment – The Administrator will notify affected ASAP Participants of any material amendment or termination of ASAP.

     5.6. Prior Plan Agreements Superseded – The terms of ASAP as herein set forth shall supersede in all respects and be in complete substitution for all other prior agreements and understandings with respect to the subject matter hereof.
     5.7. Rights of Participants – Subject in all respects to the right of the Sponsoring Company as provided in Section 5.1 hereof to amend ASAP at any time and the right of the Sponsoring Company to terminate ASAP as provided in Section 5.2 hereof at any time, it is agreed and hereby acknowledged that the obligation, if any, to maintain ASAP shall be and remain solely the obligation of HealthMarkets in its capacity as Sponsoring Company and not the obligation of any of HealthMarkets’ subsidiaries, and no ASAP Participant hereunder shall have recourse to or other rights against any of HealthMarkets’ subsidiaries in connection with the maintenance or administration of ASAP. Notwithstanding the foregoing, the Sponsoring Company reserves the right to maintain and/or administer ASAP through one or more of its subsidiaries.
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HealthMarkets, Inc.
Agents’ Stock Accumulation Plan
ASAP
ASAP Credit Addendum

Participating Agency:	Cornerstone America, a division of Mid-West
National Life Insurance Company of Tennessee
Central Park Office Tower
2350 Airport Freeway, Suite 100
Bedford, Texas 76022
“ASAP CREDIT AMOUNT” The ASAP Credit Amount is established at fifteen percent (15%) of the ASAP Participant’s calculated advances, and for the ASAP Participant whose status is “Non-Advance” an advance shall be calculated based on monthly volume of insurance policies and/or ancillary products submitted multiplied by a percentage the Participating Agency deems appropriate, during the period commencing on the date the ASAP Participant initially contracts with the Participating Agency and ending on the December 31 of the first full Calendar Year thereafter, provided that the ASAP Participant is continuously contracted with the Participating Agency during that period. Notwithstanding the foregoing, for each Agent participating in ASAP during all or any portion of the one year period ending on April 5, 2007 (such period of participation, the “Founder’s Period”), such percentage shall be increased and equal to thirty percent (30%) with respect to such eligible Agent’s calculated advances paid during the Founder’s Period.
     This Addendum is effective as of April 5, 2006.

HealthMarkets, Inc.	Cornerstone America, a division of Mid-West National Life Insurance Company of Tennessee

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Success Driven Awards, Inc.

By:

Printed Name:

Title: